EXHIBIT 99.1
                                                                    ------------


MANAGEMENT'S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

    THE FOLLOWING DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION FOR BUFFETS, INC. IS PRESENTED FOR INFORMATIONAL PURPOSES PURSUANT TO
SECTION 4.02 OF THE BOND INDENTURE FOR BUFFETS, INC.'S 11 1/4% SENIOR SUBORDINATED NOTES DUE 2010. YOU SHOULD READ THE FOLLOWING DISCUSSION IN CONJUNCTION WITH OUR CONDENSED CONSOLIDATED FINANCIAL STATEMENTS INCLUDED ELSEWHERE IN THIS INFORMATIONAL DISCLOSURE. UNLESS THE CONTEXT INDICATES OR REQUIRES OTHERWISE, (I) THE TERMS "BUFFETS", "WE", "OUR" AND "COMPANY" REFER TO BUFFETS, INC. AND ITS SUBSIDIARIES AND (II) THE TERMS "PARENT COMPANY" AND "BUFFETS HOLDINGS" REFER TO BUFFETS HOLDINGS, INC., OUR SOLE SHAREHOLDER. SOME OF THE STATEMENTS IN THE FOLLOWING DISCUSSION ARE FORWARD-LOOKING STATEMENTS. SEE "RISK FACTORS/FORWARD-LOOKING STATEMENTS" IN THE 10-K FOR BUFFETS HOLDINGS AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 28, 2004.

OVERVIEW

    We are the twentieth largest restaurant operator in the United States and the largest operator of company-owned stores in the buffet/grill sector, as measured in both sales and number of restaurants. We accounted for approximately 32% of total sales in this estimated $3.0 billion sector. Our restaurants are principally operated under the names Old Country Buffet and HomeTown Buffet. As of June 30, 2004, we had 360 company-owned restaurants and 20 franchised locations in 38 states.

    We were founded in 1983 to develop buffet-style restaurants under the name Old Country Buffet. In October 1985, we completed our initial public offering and were listed on The NASDAQ National Market. In September 1996, we merged with HomeTown Buffet, Inc., which was developed by one of our co-founders and had 80 company-owned HomeTown Buffet restaurants in 11 states and 19 franchised restaurants in eight states. In October 2000, we were acquired by Buffets Holdings, a company organized by Caxton-Iseman Capital, Inc., in a buyout from our public shareholders.

    Our financial results are significantly impacted by changes in sales at our company-owned restaurants. Changes in sales are largely driven by changes in average weekly guest counts and average guest check. We monitor average weekly guest counts very closely, as they directly impact our revenues and profits, and focus substantial efforts on growing these numbers on a same-store basis. Same-store average weekly sales and guest counts are affected by our ability to consistently deliver a high-quality, value-priced selection of home-style cooked meals in a clean and pleasant self-service buffet format, the success of our marketing promotions and other business strategies.

    Our business model is characterized by a relatively fixed cost structure, particularly in the short term. Accordingly, changes in marginal average weekly sales volume can have a more significant impact on our profitability than for a business possessing a more variable cost structure. Over a longer time horizon, by virtue of our diversified food offerings, we are able to address the semi-fixed element of food cost by modifying our offerings or by highlighting other foods on the menu in order to reduce consumption on the higher cost items. In addition, we monitor our labor costs and hourly employee productivity, as measured by the number of guests served per labor hour, on a weekly basis to ensure that restaurants are responsive in scheduling and managing our labor to varying levels of guest traffic.

    We devote significant resources and attention to our marketing efforts which is evident in the level of our advertising expenditures over the past five years. In the past year, we adopted a more stringent, return on investment based approach to advertising placement which has resulted in more efficient and effective returns on our marketing investments.

    Since we were acquired by Buffets Holdings in a buyout from our public shareholders in October 2000, we have focused on improving asset management and optimizing our capital structure. As a result, we have had net closures of 44 restaurants in less attractive locations either through early termination, or non-renewal at lease end, since October 2000. We expect the number of closures to abate in 2005, and reach an equilibrium point at which new openings and select relocations will approximate the number of restaurants which we close because they do not meet our profitability goals.

    Our fiscal year comprises 52 or 53 weeks divided into four Fiscal quarters of 12, 12, 16 and 12 or 13 weeks. Beginning with the transitional period ended July 3, 2002, we changed our Fiscal year so that it ends on the Wednesday nearest June 30 of each year. The Fiscal year 2002 transition period consisted of 26 weeks and was divided into two periods of 16 and 10 weeks. Prior to that, our Fiscal year ended on the Wednesday nearest December 31 of each year and each Fiscal year was divided into periods of 16, 12, 12 and 12 or 13 weeks.

    The following is a description of the line items from our condensed consolidated statements of operations:

        o We recognize as restaurant sales the proceeds from the sale of food and beverages at our company owned restaurants at the time of such sale. We recognize the proceeds from the sale of gift certificates/cards when the gift certificates/cards are redeemed at our restaurants. Until redemption, the unearned revenue from the sale of gift certificates/cards is included in accrued liabilities on our consolidated balance sheets. Our franchise income includes royalty fees and initial franchise fees received from our franchisees. We recognize royalty fees as other income based on the sales reported at the franchise restaurants.

        o Restaurant costs reflect only direct restaurant operating costs, including food, labor and direct and occupancy costs. Labor costs include compensation and benefits for both hourly and restaurant management employees. Direct and occupancy costs consist primarily of costs of supplies, maintenance, utilities, rent, real estate taxes, insurance, depreciation and amortization.

        o   Advertising expenses reflect all advertising and promotional costs.

        o General and administrative expenses reflect all costs, other than advertising expenses, not directly related to the operation of restaurants. These expenses consist primarily of corporate administrative compensation and overhead, district and regional management compensation and related management expenses and the costs of recruiting, training and supervising restaurant management personnel.

        o Goodwill amortization reflects the amortization of the excess of cost over fair market value of assets and was recognized on a straight line basis over a 30-year life through January 2, 2002. Effective January 3, 2002, we changed our method of accounting for goodwill in accordance with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets."

        o Impairment of assets reflects fair market adjustments to the carrying value of long-lived assets, primarily comprised of leasehold improvements and equipment.

        o Gain on sale of Original Roadhouse Grill restaurants reflects the net proceeds from the sale of 13 Original Roadhouse Grill restaurants net of the related carrying value of these restaurants.

        o Loss on sale-leaseback transactions reflects transaction costs and impairment losses associated with the sale and leaseback of the leasehold interests and leasehold improvements.

        o Financing-related compensation expenses reflect payments to holders of cash incentive plan units in conjunction with the issuance of Buffets Holdings' 13 7/8% senior discount notes in May 2004.

        o Interest expense reflects interest costs associated with our debt, amortization of debt issuance cost and accretion of original issuance discount on our subordinated notes.

        o Interest income reflects interest earned on our short-term investments.

        o Loss related to refinancing reflects transaction and other costs associated with our recapitalization on June 28, 2002 and bank refinancing on February 20, 2004.

        o Loss related to the early extinguishment of debt reflects the costs associated with redeeming a portion of Buffets' 11 1/4% senior subordinated notes prior to their maturity during fiscal 2004.

        o Other income primarily reflects franchise fees earned, less minority interest associated with our Tahoe Joe's subsidiary. During August 2003, we exercised our call option to acquire the remaining 20% interest in Tahoe Joe's, Inc. from the minority holder.

        o Income tax expense (benefit) reflects the current and deferred tax provision (benefit) determined in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes."

CRITICAL ACCOUNTING POLICIES

    Our condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of our condensed consolidated financial statements requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, management evaluates its estimates and assumptions, including those related to recoverability of long-lived assets, revenue recognition and goodwill. Management bases its estimates and assumptions on historical experience and on various other factors that are believed to be reasonable at the time the estimates and assumptions are made.

Actual results may differ from these estimates and assumptions under different circumstances or conditions.

    We believe the following critical accounting policies affect management's significant estimates and assumptions used in the preparation of our consolidated financial statements.

RECOVERABILITY OF LONG-LIVED ASSETS

    We periodically evaluate long-lived assets and goodwill related to those assets for impairment whenever events or changes in circumstances indicate the carrying value amount of an asset or group of assets may not be recoverable. We consider a history of operating losses and the other factors described to be our primary indicator of potential impairment. Assets are grouped and evaluated for impairment at the lowest level for which there are identifiable cash flows, namely individual restaurants. A restaurant is deemed to be impaired if a forecast of undiscounted future operating cash flows directly related to the restaurant, including disposal value, if any, is less than its carrying amount. If a restaurant is determined to be impaired, the loss is measured as the amount by which the carrying amount of the restaurant exceeds its fair value. Fair value is based on quoted market prices in active markets, if available. If quoted market prices are not available, an estimate of fair value is based on the best information available, including prices for similar assets or the results of valuation techniques such as discounted estimated future cash flows as if the decision to continue to use the impaired restaurant was a new investment decision. We generally measure fair value by discounting estimated future cash flows. Considerable management judgment is necessary to estimate discounted future cash flows. Accordingly, actual results could vary significantly from such estimates. We had no impairment write-downs for the fiscal year ended January 2, 2002. During the 26-week transitional period ended July 3, 2002, we expensed approximately $1.1 million relating to the impairment of long-lived assets associated with 12 restaurants. During fiscal 2003, we expensed approximately $5.6 million relating to the impairment of long-lived assets of 39 restaurants. This amount was partially offset by an approximate $0.8 million reduction in lease obligation accrual assumptions in accrued store closing costs, based on our receiving greater than planned sublease and other cash receipts. In addition, we recognized approximately $5.9 million in impairments relating to 18 of the 30 restaurants for which we completed sale-leaseback transactions during 2003. During fiscal 2004, we expensed approximately $1.9 million relating to the impairment of long-lived assets for 17 restaurants.

RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION REFLECTS OUR HISTORICAL RESULTS FOR THE 28-WEEK PERIOD ENDED JULY 18, 2001, THE 26-WEEK TRANSITIONAL PERIOD ENDED JULY 3, 2002, THE 50-WEEK PERIOD ENDED JULY 3, 2002, AND THE FISCAL YEARS ENDED JULY 2, 2003 AND JUNE 30, 2004.

    OUR FUTURE RESULTS MAY NOT BE CONSISTENT WITH OUR HISTORICAL RESULTS. OUR FISCAL 2002 RESULTS INCLUDED A LOSS RELATING TO OUR REFINANCING WHICH WAS COMPLETED IN JUNE 2002. OUR FISCAL 2003 RESULTS INCLUDED THE OPERATING RESULTS FOR 13 ORIGINAL ROADHOUSE GRILL RESTAURANTS THAT WERE SOLD IN JUNE 2003, AS WELL AS THE IMPACT OF SALE AND LEASEBACK TRANSACTIONS WITH RESPECT TO 30 RESTAURANTS COMPLETED DURING THE YEAR. OUR FISCAL 2004 RESULTS INCLUDED THE IMPACT OF A SALE AND LEASEBACK TRANSACTION WITH RESPECT TO ONE RESTAURANT COMPLETED IN DECEMBER 2003, BANK REFINANCING COSTS ASSOCIATED WITH THE AMENDMENT AND RESTATEMENT OF OUR SENIOR CREDIT AGREEMENT IN FEBRUARY 2004 AND THE REDEMPTION OF APPROXIMATELY $29.6 MILLION OF OUR 11 1/4% SENIOR SUBORDINATED NOTES DUE

2010. THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH OUR CONDENSED CONSOLIDATED FINANCIAL STATEMENTS INCLUDED ELSEWHERE IN THIS INFORMATIONAL DISCLOSURE.

FOR THE YEAR ENDED JUNE 30, 2004 COMPARED TO THE YEAR ENDED JULY 2, 2003

    The following table sets forth our results of operations based on the percentage relationship of the items listed to our restaurant sales during the periods shown:

                                                                      YEAR ENDED                   YEAR ENDED
                                                                     JULY 2, 2003                JUNE 30, 2004
                                                              -------------------------     -------------------------
                                                                               (DOLLARS IN THOUSANDS)
                                                              -------------------------------------------------------
Restaurant sales ........................................       $ 985,286       100.0%      $ 942,831        100.0%
Restaurant costs ........................................         850,840        86.4         812,662         86.2
Advertising expenses ....................................          28,589         2.9          25,854          2.7
General and administrative expenses .....................          45,382         4.6          42,722          4.5
Impairment of assets ....................................           4,803         0.5           1,878          0.2
Gain on sale of Original Roadhouse Grill Restaurants ....          (7,088)       (0.7)             --           --
Loss on sale leaseback transactions .....................           5,856         0.6              --           --
Financing-related compensation expenses .................              --          --             774          0.1
Operating income ........................................          56,904         5.8          58,941          6.3
Interest expense ........................................          40,146         4.1          37,445          4.0
Interest income .........................................            (307)         --            (424)          --
Loss related to refinancing .............................              --          --           4,201          0.4
Loss related to early extinguishment of debt ............              --          --           5,275          0.6
Other (income) ..........................................          (1,270)       (0.1)         (1,379)        (0.1)
Income before income taxes ..............................          18,335         1.9          13,823          1.5
Income tax expense ......................................           5,319         0.5           3,267          0.3
Net income ..............................................       $  13,016         1.3       $  10,556          1.1

-----------------------

Certain percentage amounts do not sum to total due to rounding.


    RESTAURANT SALES. Restaurant sales for the fiscal year ended June 30, 2004 decreased $42.5 million, or 4.3%, compared with the fiscal year ended July 2, 2003. The decline in sales was primarily attributable to the closure of 15 buffet restaurants and the sale of 13 Original Roadhouse Grill restaurants, partially offset by the opening of 3 units, over the past year. Average weekly sales for fiscal 2004 were $49,949, or 2.0% higher than the prior year. Same-store sales for fiscal 2004 increased by 1.3% compared to the prior year, reflecting a 1.6% decline in guest traffic and a 2.9% increase in average check. The increase in average check comprised approximately a 2.0% price increase and a 0.9% average check increase due to a reduction in free promotional and employee meals. We currently expect same-store sales for the first quarter of fiscal 2005 (the 12-week period ending September 22, 2004) to decline by approximately zero to two percent versus the comparable period in fiscal 2004.

     RESTAURANT COSTS. Restaurant costs for fiscal 2004 decreased by 0.2% as a percentage of sales compared with the prior year. Food costs as a percentage of sales increased 0.9% primarily due to our expanded and enriched menu offerings. Labor costs as a percentage of sales were 1.3% lower than those experienced in the prior year, primarily due to a reduction in our restaurant management staffing levels substantially effected during the third quarter of fiscal 2003 and the improved productivity of our hourly employees. Direct and occupancy costs as a percentage of sales increased by 0.2% versus the prior year. This increase was primarily attributable to an increase in rent expense associated with the sale leaseback transactions. We currently expect that restaurant costs will run approximately 0.4% higher as a percentage of sales during the first quarter of fiscal 2005, as compared to those experienced in the most recently completed fiscal year. This increase reflects commodity-pricing pressure, particularly on chicken, which we expect to abate appreciably by the end of calendar year 2004.

    ADVERTISING EXPENSES. Advertising expenses decreased 0.2% as a percentage of sales during fiscal 2004 versus the prior year. The decrease reflected a reduction in advertising weights during fiscal 2004 to more historic levels. During the first half of fiscal 2003, we increased advertising weights in prime time, late news and Hispanic television in a number of markets in an effort to drive traffic, but these investments did not produce returns justifying their continuation. Approximately 62% of our buffet restaurants received television-advertising support during fiscal 2004 and fiscal 2003. We expect advertising costs as a percentage of sales during the first quarter of fiscal 2005 to remain comparable with those for fiscal year 2004.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses as a percentage of sales decreased 0.1% during fiscal 2004 as compared to the prior fiscal year. This decrease was largely due to a decrease in non-store employees largely effected during the third quarter of fiscal 2003. We expect general and administrative expenses during the first quarter of fiscal 2005, measured as a percentage of sales, to remain approximately flat to those realized during fiscal 2004.

    IMPAIRMENT OF ASSETS. During fiscal 2004, we recognized approximately $1.9 million in fair market adjustments to the carrying value of our long-lived assets for 17 restaurants. During fiscal 2003, we recorded approximately $4.8 million of impairments to the long-lived assets for 27 restaurants.

    GAIN ON SALE OF ORIGINAL ROADHOUSE GRILL RESTAURANTS. On June 5, 2003, we sold 13 Original Roadhouse Grill restaurants for approximately $28.4 million in net proceeds. The gain associated with the sale of these restaurants approximated $7.1 million.

    LOSS ON SALE AND LEASEBACK TRANSACTIONS. During fiscal 2003, we entered into three sale-leaseback transactions whereby we transferred our leasehold interests and leasehold improvements with respect to 30 restaurants to a third party for net proceeds of approximately $26.1 million. We simultaneously entered into long-term leases for those restaurants with an aggregate initial annual rent of approximately $3.7 million. In connection with these sale-leaseback transactions, we recorded a loss of approximately $5.9 million primarily to reflect the impairment of certain of the properties for which the net proceeds were less than the book value of the leasehold assets. In addition, the net proceeds for certain of the properties were greater than the book value of the leasehold assets resulting in a deferred gain of approximately $3.6 million. The deferred gain will be accreted over the life of the respective restaurant leases, ranging from 17 to 25 years.

    On December 19, 2003, we entered into a sale and leaseback transaction by which we transferred our leasehold interests and leasehold improvements with respect to one restaurant to a third party for net proceeds of $2.7 million. We simultaneously entered into a long-term lease for that restaurant with an aggregate initial annual rent of approximately $0.3 million. The net proceeds of this sale and leaseback transaction exceeded the book value of the leasehold assets resulting in a deferred gain of approximately $0.3 million, which will be accreted over the 20-year life of the lease.

    LOSS RELATED TO REFINANCING. On February 20, 2004, we entered into an amended and restated Credit Facility. In connection with this bank refinancing, we wrote off $4.2 million of debt issuance cost related to the predecessor Credit Facility.

    LOSS RELATED TO THE EARLY EXTINGUISHMENT OF DEBT. We repurchased approximately $29.6 million of our 11 1/4% senior subordinated notes at an average price of 110.4%. We recognized the difference between the premium purchase price and the discounted carrying value of our 11 1/4% senior subordinated notes, as well as an associatED write-off of debt issuance cost, as a loss related to the early extinguishment of debt.

    INCOME TAXES. Income taxes decreased 0.2% as a percentage of sales for fiscal 2004 compared to the prior year. The effective tax rate of 23.6% for the current year compared with 29.0% for the prior year reflected the impact of stable tax credits on pre-tax income that was depressed by financing-related expenses, as well as a more favorable than expected resolution to a state tax audit.

FOR THE YEAR ENDED JULY 2, 2003 COMPARED TO THE 50-WEEK PERIOD ENDED
JULY 3, 2002

    The following table sets forth our results of operations based on the percentage relationship of the items listed to our restaurant sales during the periods shown:

                                                          50-WEEK PERIOD ENDED                    YEAR ENDED
                                                              JULY 3, 2002                       JULY 2, 2003
                                                      --------------------------------------------------------------
                                                                           (DOLLARS IN THOUSANDS)
                                                      --------------------------------------------------------------
Restaurant sales ..................................     $ 1,003,997        100.0%        $   985,286        100.0%
Restaurant costs ..................................         849,154         84.6             850,840         86.4
Advertising expenses ..............................          26,281          2.6              28,589          2.9
General and administrative expenses ...............          49,308          4.9              45,382          4.6
Goodwill amortization .............................           4,967          0.5                  --           --
Impairment of assets ..............................              --           --               4,803          0.5
Gain on sale of Original Roadhouse Grill ..........              --           --              (7,088)        (0.7)
Loss on sale and leaseback transactions ...........              --           --               5,856          0.6
Operating income ..................................          74,287          7.4              56,904          5.8
Interest expense ..................................          33,594          3.3              40,146          4.1
Interest income ...................................            (586)        (0.1)               (307)          --
Loss related to refinancing .......................          38,476          3.8                  --           --
Other (income) ....................................          (1,145)        (0.1)             (1,270)        (0.1)
Income before income taxes ........................           3,948          0.4              18,335          1.9
Income tax expense ................................           4,151          0.4               5,319          0.5
Net income (loss) .................................     $      (203)          --         $    13,016          1.3

----------------------------

Certain percentage amounts do not sum to total due to rounding.


    RESTAURANT SALES. Restaurant sales for the fiscal year ended July 2, 2003 decreased $18.7 million, or 1.9%, compared with the 50 weeks ended July 3, 2002. The decline was principally attributable to a 2.0% reduction in average weekly sales between the respective periods coupled with a net capacity reduction of 291 operating weeks due to 14 unit closings and the sale of 13 Original Roadhouse Grill units, partially offset by 6 unit openings. Same-store sales for the 2003 fiscal year declined by 4.2%, reflecting a 1.5% increase in pricing and a 5.7% decline in guest traffic. The decline in sales is due in part to the general economic downturn, as well as increased competition partially from the quick service industry in the form of discounting.

    RESTAURANT COSTS. Restaurant costs for 2003 increased by 1.8% as a percentage of sales compared with the comparative prior year period primarily due to expanded and enriched menu offerings, increased workers' compensation and utility costs and leverage issues attributable to reasonably fixed costs on a declining sales base.

    ADVERTISING EXPENSES. Advertising expenses increased 0.3% as a percentage of sales for fiscal 2003 versus the 50 weeks ended July 3, 2002. We increased advertising weights in prime time, late news and Hispanic television in a number of markets to provide greater media exposure.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses decreased 0.3% as a percentage of sales during fiscal 2003 compared to the 50 weeks ended July 3, 2002. The decrease was largely attributable to reduced bonus expense and a workforce reduction of approximately 70 non-store employees.

    GOODWILL AMORTIZATION. Goodwill amortization expense was no longer recognized as of January 3, 2002 due to the adoption as of that date of SFAS No. 142, "Goodwill and Other Intangible Assets," and its non-amortization provisions for goodwill.

    IMPAIRMENT OF ASSETS. During fiscal 2003, we identified as impaired approximately $4.8 million of long-lived assets for 27 restaurants.

    GAIN ON SALE OF ORIGINAL ROADHOUSE GRILL RESTAURANTS. On June 5, 2003, we sold 13 Original Roadhouse Grill restaurants for approximately $28.4 million in net proceeds. The gain associated with the sale of these restaurants approximated $7.1 million.

    LOSS ON SALE AND LEASEBACK TRANSACTIONS. During fiscal 2003, we entered into three sale-leaseback transactions whereby we transferred our leasehold interests and leasehold improvements with respect to 30 restaurants to a third party for net proceeds of approximately $26.1 million. We simultaneously entered into long-term leases for those restaurants with an aggregate initial annual rent of approximately $3.7 million. In connection with these sale-leaseback transactions, we recorded a loss of approximately $5.9 million primarily to reflect the impairment of certain of the properties for which the net proceeds were less than the book value of the leasehold assets. In addition, the net proceeds for certain of the properties were greater than the book value of the leasehold assets resulting in a deferred gain of approximately $3.6 million. The deferred gain will be accreted over the life of the respective restaurant leases, ranging from 17 to 25 years.

    INTEREST EXPENSE. Interest expense increased 0.8% as a percentage of sales during fiscal 2003 versus the comparable prior year period primarily due to higher weighted average outstanding debt balances.

    LOSS RELATED TO REFINANCING. Loss related to refinancing consisted of $20.5 million for the prepayment and make-whole redemption fees, $11.0 million write-off of financing costs related to the retired debt, $4.1 million of unamortized debt discount related to our 16% and 14% senior subordinated notes due September 29, 2008, $2.1 million paid to the holders of the common stock warrants and $0.8 million in expenses.

    INCOME TAXES. Income taxes increased 0.1% as a percentage of sales for fiscal 2003 compared to the 50 weeks ended July 3, 2002. The effective tax rate of 29.0% for the current year compared with 105.1% for the prior year period was largely attributable to the elimination of goodwill amortization due to the adoption of SFAS No. 142, "Goodwill and Other Intangible Assets."

FOR THE 26-WEEK TRANSITIONAL PERIOD ENDED JULY 3, 2002 COMPARED TO THE 28 WEEKS ENDED JULY 18, 2001

    The following table sets forth our results of operations based on the percentage relationship of the items listed to our restaurant sales during the periods shown:

                                                                                                26-WEEK
                                                                28-WEEK                       TRANSITIONAL
                                                             PERIOD ENDED                     PERIOD ENDED
                                                             JULY 18, 2001                    JULY 3, 2002
                                                      -----------------------------------------------------------
                                                                        (DOLLARS IN THOUSANDS)
                                                      -----------------------------------------------------------
Restaurant sales ...............................        $ 567,821       100.0%          $ 527,084        100.0%
Restaurant costs ...............................          481,832        84.9             444,917         84.4
Advertising expenses ...........................           15,708         2.8              14,349          2.7
General and administrative expenses ............           26,567         4.7              25,554          4.8
Goodwill amortization ..........................            5,975         1.1                  --           --
Operating income ...............................           37,739         6.6              42,264          8.0
Interest expense ...............................           24,887         4.4              15,076          2.9
Interest income ................................             (324)       (0.1)               (212)        (0.1)
Loss related to refinancing ....................               --          --              38,476          7.3
Other income ...................................             (493)       (0.1)               (598)        (0.1)
Income (loss) before income taxes ..............           13,669         2.4             (10,478)        (2.0)
Income tax expense (benefit) ...................            7,786         1.4              (3,450)        (0.7)
Net income (loss) ..............................        $   5,883         1.0           $  (7,028)        (1.3)

----------------------------

Certain percentage amounts do not sum to total due to rounding.


    RESTAURANT SALES. Restaurant sales for the 26-week transitional period ended July 3, 2002 declined $40.7 million, or 7.2%, compared with the 28 weeks ended July 18, 2001. The decline in sales was mostly due to the reduced number of operating weeks in 2002 versus the comparable period in 2001 associated with our year-end change (two fewer weeks in 2002). Average weekly sales for fiscal 2002 of $51,044 were up 2.5% over average weekly sales for the comparable 28-week period for 2001. Same-store sales for fiscal 2002 were up 0.2% over the comparable period in 2001, reflecting a 2.1% increase in pricing and a 1.9% decline in guest traffic.

    RESTAURANT COSTS. Restaurant costs for fiscal 2002 improved by 0.5% as a percentage of sales compared with the prior year period primarily due to a decrease in food costs, partially offset by an increase in restaurant management compensation and an increase in workers' compensation insurance. The food cost reduction was primarily attributable to significant improvement in meat prices experienced during fiscal 2002 as compared to large price spikes incurred in the first half of 2001.

    ADVERTISING EXPENSES. Advertising expenses ran relatively constant as a percentage of sales, approximately 2.7% of sales in fiscal 2002 versus 2.8% in the comparable period in 2001. Approximately 78% of our buffet units received advertising support in fiscal 2002. Same store sales among units receiving advertising support were up 1.9% for fiscal 2002, versus overall system results of only a 0.2% increase.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses were 4.8% of sales for fiscal 2002 compared with a total of 4.7% for the comparable prior year period primarily due to increased incentive compensation costs and some severance arrangements.

    GOODWILL AMORTIZATION. Goodwill amortization expense decreased 1.1% as a percentage of sales in fiscal 2002 versus the prior year period due to the adoption in January 2002 of SFAS No. 142, "Goodwill and Other Intangible Assets," and its non-amortization provisions for goodwill.

    INTEREST EXPENSE. Interest expense decreased 1.5% as a percentage of sales during the 26 weeks ended July 3, 2002 versus the comparable prior year period due to lower weighted average outstanding debt balances coupled with a decrease in the senior credit facility's variable interest rates.

    LOSS RELATED TO REFINANCING. Loss related to refinancing consisted of $20.5 million for the prepayment and make-whole redemption fees, $11.0 million write-off of financing costs related to the retired debt, $4.1 million of unamortized debt discount related to our 16% and 14% senior subordinated notes, $2.1 million paid to the holders of the common stock warrants and $0.8 million in expenses.

    INCOME TAXES. Income taxes decreased 2.1% as a percentage of sales for the 26 weeks ended July 3, 2002 compared to the 28 weeks ended July 3, 2001 principally due to a $24.1 million decrease in pre-tax income. The effective tax rate for the current period was 32.9% compared with 57.0% for the prior year period, largely due to a decrease in goodwill amortization associated with the buyout from public shareholders.

LIQUIDITY AND CAPITAL RESOURCES

    Cash flows generated from our operating activities provide us with a significant source of liquidity. Because most of our sales are for cash or credit with settlement within a few days and most vendors are paid on terms ranging from 14 to 35 days, we operate on a significant working capital deficit. In addition to cash flows from operations, revolving credit loans and swingline loans are available to us under our credit facility. Letters of credit issued under the letter of credit facility are also available to us to support payment obligations incurred for our general corporate purposes.

    Historically, our capital requirements have been for the development and construction of new restaurants, restaurant refurbishment and the installation of new information systems. We expect these requirements to continue in the foreseeable future.

    OPERATING ACTIVITIES. Net cash provided by operating activities was $54.4 million for fiscal 2004, $57.7 million for fiscal 2003, $39.7 million for the 26-week transitional period ended July 3, 2002 and $69.0 million for fiscal 2001. Net cash provided by operating activities exceeded the net income for the periods due principally to the effect of depreciation and amortization, an increase in accrued and other liabilities for 2001, losses related to refinancing for 2002 and 2004, impairment of assets in 2003 and 2004, loss on sale-leaseback transactions in 2003, and loss related to early extinguishment of debt in 2004. Net cash provided by operating activities in 2003 was partially reduced by a $17 million payment of accrued redemption fees associated with our recapitalization in June 2002. The decrease in cash provided by operating activities between fiscal 2004 and fiscal 2003 was largely attributable to the timing of payments on our accounts payable.

    INVESTING ACTIVITIES. Net cash provided by investing activities was $26.7 million for the year ended July 2, 2003 and $2.6 million for fiscal 2001. Net cash used in investing activities was $28.4 million for the year ended June 30, 2004 and $11.3 million for the 26 weeks ended July 3, 2002. We completed the sale and leaseback of certain leasehold interests and leasehold improvements with respect to 23 restaurant locations in 2001, one location in 2002, 30 locations in 2003 and one in 2004. Net proceeds from the transactions were approximately $39.1 million in 2001, $2.3 million in 2002 , $26.1 million in 2003 and $2.7 million in 2004. The aggregate initial annual rent associated with the sale-leaseback transactions was $3.2 million in 2001, $0.2 million in 2002, $3.7 million in 2003 and $0.3 million in 2004. We did not recognize a gain or loss on these transactions in 2001, 2002 or 2004, but recorded a loss of $5.9 million in 2003. The losses primarily reflected the impairment of certain of the properties for which the net proceeds were less than the book value of the leasehold assets. In addition, the net proceeds for certain of the properties were greater than the book value of the leasehold assets resulting in a deferred gain of $3.6 million in 2003 and $0.3 million in 2004. This deferred gain is being accreted over the life of the respective restaurant leases, ranging from 17 to 25 years. In addition, we completed the sale of 13 Original Roadhouse Grill restaurants in 2003 for approximately $28.4 million in net proceeds, of which $2.5 million represented a long-term note receivable. Capital expenditures in fiscal 2004 largely comprised re-image expenditures for approximately 50 restaurants in the sum of $18.2 million, while capital expenditures for prior periods primarily comprised new store outlays and minor restaurant remodels. The re-imaging effort in 2004 primarily encompassed upgrades to the restaurant interiors including new wall and floor coverings, extensive decor enhancements and display cooking stations. While guest feedback on display cooking stations was generally positive, overall returns on this component of the re-imaging program did not meet our expectations. We intend to continue to remodel our restaurants with many of the materials and decor items included in the 2004 re-imaging program, but will limit the development of display cooking in existing restaurants. While the cost for the 2004 re-image campaign was approximately $360,000 per unit, the expectation for future re-image expenditures is between $125,000 and $200,000 per unit.

    FINANCING ACTIVITIES. Net cash used in financing activities was $15.8 million for fiscal 2004, $76.9 million for fiscal 2003, $47.6 million for the 26 weeks ended July 3, 2002 and $59.7 million for fiscal 2001. On June 28, 2002, we entered into new debt agreements to refinance our then-existing debt, make a distribution to Buffets Holdings and repurchase Buffets Holdings' outstanding preferred stock warrants. In connection with the transactions, we incurred a loss of $38.5 million. The loss related to refinancing consisted of $20.5 million for the prepayment and make-whole redemption fees, $11.0 million in write-offs of financing costs related to the retired debt, $4.1 million of unamortized debt discount write-offs related to our 16% and 14% senior subordinated notes, $2.1 million paid to the holders of the common stock warrants and $0.8 million in expenses.

    FUTURE CAPITAL EXPENDITURES.  During fiscal 2005, we plan to:

        o Open between seven and eight new restaurants with an initial capital outlay of approximately $14 million. We hope to arrange forward-funding arrangements, or build-to-suit arrangements, to the extent possible on prospective new store openings to reduce these capital requirements by approximately $7 million. In those instances where we are unable to arrange a forward-funding arrangement, we hope to enter into sale and leaseback transactions to recover our initial capital outlay.

        o Spend approximately $13 million on remodeling and improvement costs that will be capitalized. Remodels incorporate design elements to update the decor of our existing facilities including a lighter, more contemporary interior design and expanded dessert displays. Other improvement costs include a variety of outlays such as new carpet, equipment and minor leasehold improvements.

        o Spend approximately $20 million on the repair and maintenance of our existing restaurant locations that will be expensed. This will encompass expenditures to keep equipment in good working order and leasehold improvements in good condition, without substantially extending the economic lives of the underlying assets.

        o Spend approximately $2 million on miscellaneous corporate and system investments.

    On August 27, 2004, Buffets Holdings filed a prospectus with the Securities and Exchange Commission outlining a planned initial public offering of an as yet undetermined amount of Income Deposit Securities ("IDSs"), representing shares of our Class A common stock and senior subordinated notes.

    Buffets Holdings intends to use the net proceeds from this planned offering, together with cash on hand and the proceeds from any concurrent debt issuances, to repay, repurchase or refinance all of its and our outstanding indebtedness and to repurchase its common stock, warrants and options from the existing holders.

     We are not aware of any other event or trend that would potentially affect our capital requirements or liquidity. For the next twelve months, we believe that cash flow from operations, landlord contributions, credits received from trade suppliers and available borrowing capacity will be adequate to finance our development plans, on-going operations and debt service obligations.

CREDIT FACILITIES AND OTHER LONG TERM DEBT

    On February 20, 2004, we entered into an amended and restated senior credit facility ("Credit Facility"). The Credit Facility provides for total borrowings of up to $310,000,000, including (i) a $230,000,000 term loan, (ii) a
$30,000,000 revolving credit facility, (iii) a $20,000,000 letter of credit facility, and (iv) a $30,000,000 synthetic letter of credit facility. The terms of the Credit Facility permit us to borrow, subject to availability and certain conditions, incremental term loans or to issue additional notes in an aggregate amount up to $25,000,000.

    As of June 30, 2004, we had $35.1 million in outstanding letters of credit, which expire through May 2, 2005. As of June 30, 2004, the total borrowing availability under the revolving credit facility was $30.0 million and the total borrowing capacity under the letter of credit facilities was $14.9 million.

    On June 28, 2002, we issued $230.0 million aggregate principal amount of our 11 1/4% senior subordinated notes due July 15, 2010 at 96.181%. Interest is payable semi-annually on January 15 and July 15 of each year. Except in the event of an initial public offering, we are not entitled to redeem our 11 1/4% senior subordinated notES prior to July 15, 2006, after which we can choose to redeem some or all of these notes at specified redemption prices.

SEASONALITY AND QUARTERLY FLUCTUATIONS

    Our sales are seasonal, with a lower percentage of annual sales occurring in most of our current market areas during the winter months. Our restaurant sales may also be affected by unusual weather patterns, major world events or matters of public interest that compete for customers' attention. Generally, restaurant sales per unit are lower in the winter months, our third fiscal quarter ending in April of each year. The impact of these reduced average weekly sales are mitigated in our quarterly data presentations through the inclusion of 16 weeks in the quarter ending in April of each year, compared to only 12 or 13 weeks in each of the other fiscal quarters.

NEW ACCOUNTING STANDARDS

    In January 2003, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. (FIN) 46, "Consolidation of Variable Interest Entities, an Interpretation of ARB 51." The primary objectives of FIN 46 are to provide guidance on the identification of entities for which control is achieved through means other than through voting rights (variable interest entities, or VIEs) and how to determine when and which business enterprise should consolidate the VIE (the primary beneficiary). In December 2003, the FASB issued FIN 46 (R), "Consolidation of Variable Interest Entities," which represents a revision to FIN 46. The provisions of FIN 46 (R) are effective for interests in VIEs as of the first interim, or annual, period ending after March 15, 2004. In addition, FIN 46 (R) requires that both the primary beneficiary and all other enterprises with a significant variable interest make additional disclosure in filings issued after January 31, 2003. We adopted FIN 46 (R) as of December 17, 2003 and its adoption had no impact on our consolidated results of operations, financial position or cash flow.

    In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 modifies the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. SFAS No. 150 requires that those instruments be classified as liabilities in statements of financial position. Most of the guidance in SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003, or otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. We adopted SFAS No. 150 as of July 3, 2003 and its adoption had no impact on our consolidated results of operations, financial position or cash flow.

                         BUFFETS, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)

                                                                           JULY 3,           JULY 2,           JUNE 30,
                                                                            2002              2003               2004
                                                                         ---------          ---------         ---------
                                                                                (IN THOUSANDS, EXCEPT SHARE DATA)

ASSETS
CURRENT ASSETS:
  Cash and cash equivalents .......................................      $   8,304          $  15,747         $  25,976
  Restricted cash and cash equivalents ............................             --                 --            16,228
  Receivables .....................................................          8,694              6,586             7,071
  Inventories .....................................................         18,632             18,462            18,673
  Prepaid expenses and other current assets .......................         10,086              8,039             5,244
  Assets held for sale ............................................             --              1,390                --
  Deferred income taxes ...........................................         19,000             15,216            15,915
                                                                         ---------          ---------         ---------
    Total current assets ..........................................         64,716             65,440            89,107
PROPERTY AND EQUIPMENT, net .......................................        198,350            154,140           149,618
GOODWILL, net .....................................................        312,163            312,163           312,163
ASSETS HELD FOR SALE ..............................................         24,952                 --                --
DEFERRED INCOME TAXES .............................................             --              2,932             1,033
OTHER ASSETS, net .................................................         15,445             18,311            12,775
                                                                         ---------          ---------         ---------
    Total assets ..................................................      $ 615,626          $ 552,986         $ 564,696
                                                                         =========          =========         =========

LIABILITIES AND SHAREHOLDER'S EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Accounts payable ................................................      $  37,419          $  43,777         $  43,100
  Accrued liabilities .............................................         92,442             77,407            68,663
  Income taxes payable ............................................          2,804              4,787             6,150
  Current maturities of long-term debt ............................          2,450              1,735             2,300
                                                                         ---------          ---------         ---------
    Total current liabilities .....................................        135,115            127,706           120,213
LONG-TERM DEBT, net of current maturities .........................        463,767            392,023           419,739
DEFERRED INCOME TAXES .............................................            175                 --                --
DEFERRED LEASE OBLIGATIONS ........................................         18,829             19,713            21,621
OTHER LONG-TERM LIABILITIES .......................................          4,525              7,889             7,013
                                                                         ---------          ---------         ---------
Total liabilities .................................................        622,411            547,331           568,586
                                                                         ---------          ---------         ---------
SHAREHOLDER'S EQUITY (DEFICIT):
  Common stock, $.01 par value; 100 shares authorized; 100
  shares issued and outstanding ...................................             --                 --                --
  Retained earnings (accumulated deficit) .........................         (6,785)             5,655            (3,890)
                                                                         ---------          ---------         ---------
    Total shareholder's equity (deficit) ..........................         (6,785)             5,655            (3,890)
                                                                         ---------          ---------         ---------
    Total liabilities and shareholder's equity (deficit) ..........      $ 615,626          $ 552,986         $ 564,696
                                                                         =========          =========         =========

                         BUFFETS, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                                             FOR THE
                                                          FOR THE        TWENTY-SIX WEEK
                                                            YEAR          TRANSITIONAL           FOR THE          FOR THE
                                                            ENDED         PERIOD ENDED         YEAR ENDED        YEAR ENDED
                                                          JANUARY 2,          JULY 3,            JULY 2,           JUNE 30,
                                                             2002              2002               2003              2004
                                                         -----------       -----------        -----------        -----------
                                                                                 (IN THOUSANDS)
RESTAURANT SALES ...................................     $ 1,044,734       $   527,084        $   985,286        $   942,831
RESTAURANT COSTS:
  Food .............................................         326,271           163,649            311,891            307,807
  Labor ............................................         326,423           164,264            313,532            287,467
  Direct and occupancy .............................         233,375           117,004            225,417            217,388
                                                         -----------       -----------        -----------        -----------
  Total restaurant costs ...........................         886,069           444,917            850,840            812,662
ADVERTISING EXPENSES ...............................          27,640            14,349             28,589             25,854
GENERAL AND ADMINISTRATIVE
EXPENSES ...........................................          50,320            25,554             45,382             42,722
GOODWILL AMORTIZATION ..............................          10,942                --                 --                 --
IMPAIRMENT OF ASSETS ...............................              --                --              4,803              1,878
GAIN ON SALE OF ORIGINAL ROADHOUSE
      GRILL RESTAURANTS ............................              --                --             (7,088)                --
LOSS ON SALE LEASEBACK TRANSACTIONS ................              --                --              5,856                 --
FINANCING-RELATED COMPENSATION EXPENSES ............              --                --                 --                774
                                                         -----------       -----------        -----------        -----------
OPERATING INCOME ...................................          69,763            42,264             56,904             58,941
INTEREST EXPENSE ...................................          43,405            15,076             40,146             37,445
INTEREST INCOME ....................................            (698)             (212)              (307)              (424)
LOSS RELATED TO REFINANCING ........................              --            38,476                 --              4,201
LOSS RELATED TO EARLY EXTINGUISHMENT OF DEBT .......              --                --                 --              5,275
OTHER INCOME .......................................          (1,040)             (598)            (1,270)            (1,379)
                                                         -----------       -----------        -----------        -----------
INCOME (LOSS) BEFORE INCOME TAXES ..................          28,096           (10,478)            18,335             13,823
INCOME TAX EXPENSE (BENEFIT) .......................          15,388            (3,450)             5,319              3,267
                                                         -----------       -----------        -----------        -----------
  Net income (loss) ................................     $    12,708       $    (7,028)       $    13,016        $    10,556
                                                         ===========       ===========        ===========        ===========

                         BUFFETS, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                                      FOR THE
                                                                       FOR THE    TWENTY-SIX WEEK
                                                                         YEAR       TRANSITIONAL     FOR THE        FOR THE
                                                                         ENDED      PERIOD ENDED    YEAR ENDED     YEAR ENDED
                                                                       JANUARY 2,      JULY 3,        JULY 2,        JUNE 30,
                                                                          2002          2002           2003           2004
                                                                       --------       --------       --------       --------
                                                                                           (IN THOUSANDS)
OPERATING ACTIVITIES:
 Net income (loss) ..............................................      $ 12,708       $ (7,028)      $ 13,016       $ 10,556
 Adjustments to reconcile net income (loss) to net cash
      provided by operating activities:
    Depreciation and amortization ...............................        53,404         20,409         36,885         33,807
    Amortization of debt issuance costs .........................         3,905          1,617          1,182          1,370
    Net loss related to refinancing:
       Write-off of debt issuance costs .........................            --         11,022             --          4,201
       Accrued redemption fees ..................................            --         17,000             --             --
       Original issue discount expensed .........................            --          4,107             --             --
    Accretion of original issue discount ........................           773            357            739            822
    Loss related to early extinguishment of debt ................            --             --             --          5,275
    Deferred interest ...........................................         1,269            614             --             --
    Impairment of assets ........................................            --             --          4,803          1,878
    Asset write-downs ...........................................           491             --             --             --
    Deferred income taxes .......................................            21         (2,798)           677          1,200
    Gain on sale of Original Roadhouse Grill restaurants ........            --             --         (7,088)            --
    Loss on disposal of assets ..................................           361             89            565            305
    Loss on sale leaseback transactions .........................            --             --          5,856             --
    Changes in assets and liabilities:
       Receivables ..............................................        (1,150)          (859)         2,250           (235)
       Inventories ..............................................           690           (193)           170           (674)
       Prepaid expenses and other assets ........................        (1,571)        (1,557)         2,047          2,795
       Accounts payable .........................................        (7,939)         6,399          8,350           (677)
       Accrued and other liabilities ............................         2,837         (7,202)       (13,779)        (7,597)
       Income taxes payable/refundable ..........................         3,204         (2,319)         1,983          1,363
                                                                       --------       --------       --------       --------
         Net cash provided by operating activities ..............        69,003         39,658         57,656         54,389
                                                                       --------       --------       --------       --------
INVESTING ACTIVITIES:
 Proceeds from sale leaseback transactions ......................        39,075          2,281         26,117          2,710
 Proceeds from sale of Original Roadhouse Grill
      restaurants ...............................................            --             --         25,850             --
 Purchase of fixed assets .......................................       (38,096)       (14,280)       (25,722)       (33,007)
 Acquisition of 20% minority interest in Tahoe Joe's Inc.........            --             --             --           (370)
 Proceeds from sale of other assets .............................         1,596            662            417          2,284
                                                                       --------       --------       --------       --------
    Net cash provided (used in) investing activities ............         2,575        (11,337)        26,662        (28,383)
                                                                       --------       --------       --------       --------

                         BUFFETS, INC. AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                                   (UNAUDITED)

                                                                                     FOR THE
                                                                     FOR THE    TWENTY-SIX WEEK
                                                                       YEAR       TRANSITIONAL        FOR THE         FOR THE
                                                                       ENDED      PERIOD ENDED       YEAR ENDED      YEAR ENDED
                                                                    JANUARY 2,       JULY 3,           JULY 2,         JUNE 30,
                                                                       2002           2002              2003             2004
                                                                    ----------    ------------       ----------      -----------
                                                                                           (IN THOUSANDS)
FINANCING ACTIVITIES:
 Repayment of debt ............................................     $ (53,896)       $(353,298)       $ (73,198)       $(172,953)
 Repayment of revolving credit facility .......................        (5,000)              --               --               --
 Proceeds from issuance of subordinated notes .................            --          221,217               --               --
 Unrestricted cash proceeds from credit facility ..............            --          245,000               --          195,300
 Initial restricted cash proceeds from credit facility ........            --               --               --           34,700
 Restricted cash proceeds from credit facility available
      as of year end ..........................................            --               --               --          (16,228)
 Use of restricted cash for early extinguishment of debt ......            --               --               --          (18,472)
 Use of unrestricted cash for early extinguishment of debt.....            --               --               --          (15,300)
 Capital distributions ........................................            --         (148,415)            (576)         (20,101)
 Debt issuance costs ..........................................          (823)         (12,076)          (3,101)          (2,723)
                                                                    ---------        ---------        ---------        ---------
 Net cash used in financing activities ........................       (59,719)         (47,572)         (76,875)         (15,777)
                                                                    ---------        ---------        ---------        ---------
NET CHANGE IN CASH AND CASH EQUIVALENTS .......................        11,859          (19,251)           7,443           10,229
CASH AND CASH EQUIVALENTS, beginning of period ................        15,696           27,555            8,304           15,747
                                                                    ---------        ---------        ---------        ---------
CASH AND CASH EQUIVALENTS, end of period ......................     $  27,555        $   8,304        $  15,747        $  25,976
                                                                    =========        =========        =========        =========
SUPPLEMENTAL CASH FLOW INFORMATION:
 Cash paid during the period for:
    Interest (net of capitalized interest of $369, $158,
        $288 and $280, respectively) ..........................     $  35,546        $  16,526        $  26,956        $  37,286
                                                                    =========        =========        =========        =========
    Income taxes ..............................................     $  11,725        $   1,587        $   3,351        $     700
                                                                    =========        =========        =========        =========
 Non-cash investing activities during the period for-
 Note receivable on sale of Original Roadhouse Grill
 restaurants ..................................................     $      --        $      --        $   2,500        $      --
                                                                    =========        =========        =========        =========